Exhibit 10.2

FIRST AMENDMENT TO NET COMMERCIAL LEASE

This First Amendment to Net Commercial Lease (this “Amendment”) dated September 30, 2018, for reference purposes only, is by and between JCN PARTNERS, a California limited partnership (“Lessor”), and AUDENTES THERAPEUTICS, INC., a Delaware corporation (“Lessee”), with reference to the following facts:

WHEREAS, Lessor and Lessee entered into that certain Net Commercial Lease (the “Lease”) dated January 7, 2017, pursuant to which Lessor leases to Lessee certain premises in the Building commonly referred to as 528B Eccles Avenue, South San Francisco, California, consisting of approximately 39,559 square feet (the “Premises”), as such Premises are more fully described in the Lease;

WHEREAS, Lessor and Lessee desire to modify certain terms of the Lease as set forth herein; and

WHEREAS, capitalized terms used and not otherwise defined herein shall have the meanings given to them in the Lease.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Lessor and Lessee agree as follows:

1.Square Footage. The Lease contains erroneous references to the square footage of the Premises in Paragraph 1.B. The reference to 39,599 square feet in Paragraph 1.B is changed to 39,559. All other provisions of Paragraph 1.B remain unchanged.

2.Rent. Paragraph 3.A is hereby amended by deleting the reference to “May 1” in the Base Monthly Rent schedule and replacing it with “May 31” in each instance where such reference appears.  All other provisions of Paragraph 3.A remain unchanged.

3.Alterations. Paragraph 10.A of the Lease is hereby deleted in its entirety and replaced with the following text:

“A.Alterations. Lessee shall not make any alterations or additions to the Premises (“Alterations”) without first obtaining Lessor’s written consent, which shall not be unreasonably withheld, delayed or conditioned.

(1)

Additional Alterations. Lessee intends to construct and install additional Alterations (“Additional Alterations”) to the Premises set forth on the detailed space plan (“Additional Alterations Space Plan”) attached hereto as Exhibit D and made a part hereof, at Lessee's sole cost and expense.  The Additional Alterations Space Plan includes a scope of work prepared by Lessee’s architect.  By Lessor's execution of this Amendment, Lessor approves of the Additional Alterations Space Plan and agrees that the Additional Alterations Space Plan is in accordance with the Approval Standards (defined below). Following the date of this Amendment, Lessee shall prepare final construction drawings (the “Additional Alterations Construction Drawings”) for the Additional Alterations. Lessor

shall have the right to object to the Additional Alterations Construction Drawings based upon the following two (2) criteria only:  (i) the scope of the Additional Alterations has materially changed from the scope of the Additional Alterations depicted in the Additional Alterations Space Plan or (ii) the Additional Alterations depicted in the Additional Alterations Construction Drawings fail to satisfy the Approval Standards.  The Additional Alterations Construction Drawings shall be delivered to Lessor for its approval based upon the above-mentioned criteria only, which shall not be unreasonably withheld, conditioned or delayed. Lessor shall deliver its approval or disapproval to Lessee in writing within ten (10) business days following its receipt of the Additional Alterations Construction Drawings, and if Lessor shall fail to approve or disapprove of the Additional Alterations Construction Drawings within such ten (10) business day period, Lessor shall be deemed to have approved of the Additional Alterations Construction Drawings.  In the event Lessor shall disapprove of the Additional Alterations Construction Drawings, Lessor shall provide Lessee with Lessor's written objections thereto in reasonable detail and Lessee shall promptly revise the Additional Alterations Construction Drawings to address Lessor's objections. The foregoing procedure shall be repeated until Lessor approves of (or is deemed to have approved of) the Additional Alterations Construction Drawings.  Upon completion of the Additional Alterations, Lessee shall deliver to Lessor one set of the as-built drawings for the Additional Alterations in both hard copy and electronic format.

Neither review nor approval of the Additional Alterations shall constitute a representation or warranty by Lessor that such Additional Alterations Space Plan either (i) are complete or suitable for their intended purpose; or (ii) comply with applicable laws, ordinances codes, regulations, it being expressly agreed by Lessee that Lessor assumes no responsibility or liability whatsoever to Lessee or to any other person or entity for such completeness, suitability or compliance.

(2)

Approval Standards. Lessor shall not be deemed to have acted unreasonably if it withholds its approval of the Alterations depicted in the Additional Alterations Construction Drawings submitted to it pursuant to Paragraph 10.A(1) above because, in Lessor’s reasonable opinion, such Alterations (i) would materially and adversely affect Building systems, the structure of the Building, the exterior of the Building or the safety of the Building or its occupants, (ii) would substantially increase the cost of operating the Building, (iii) would result in a change of the use of the Premises from the use approved in Paragraph 4, (iv) would violate any applicable laws, rules, regulations or ordinances, (v) contain or use Hazardous Materials in

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violation of any applicable laws, rules, regulations or ordinances, or (vi) would materially and adversely affect another tenant’s premises in the Building (collectively, "Approval Standards").”

(3)

Additional Conditions.  All consents given by Lessor, whether by virtue of this Paragraph 10 or by subsequent specific consent, shall be deemed conditioned upon: (i) Lessee acquiring all applicable permits required by governmental authorities; (ii) furnishing copies of such permits to Lessor prior to the commencement of the referenced work; (iii) the compliance  by Lessee with all of the terms and conditions of said permits; and (iv) Lessor’s approval of the proposed contractor.

(4)

Insurance.  To the extent Lessee employs any other contractors in the performance of the Additional Alterations, or thereafter from time to time performs work in the Premises, Lessee shall cause such contractors to secure and pay for Worker’s Compensation, Employers Liability Insurance, and Commercial General Lability Insurance in customary forms and amounts reasonably acceptable to Lessor.  All policies shall be endorsed to include Lessor and its employees and agents as additional insured.  Certificates of such insurance shall be delivered to Lessor prior to Lessee commencing any work in the Premises.

Exhibit D attached to the Lease is hereby deleted in its entirety. All other provisions of Paragraph 10 of the Lease remain unchanged.

4.Assignment and Subletting.

(A)	Paragraph 17.A is deleted in its entirety and replaced with the following text:

"A.Definitions. The occurrence of any of the following, whether voluntarily or involuntarily, because of death, divorce or disability, or by operation of law or otherwise, shall constitute a "Transfer" of this Lease: (i) any direct or indirect sale, assignment, conveyance, alienation, sublease, hypothecation, encumbrance, mortgaging or other transfer of Lessee's interest in this Lease or in the Premises, or any part thereof or interest therein, including but not limited to any parking spaces assigned to Lessee; (ii) if Lessee is a Legal Entity (as defined below), the direct or indirect sale, assignment, conveyance, alienation, encumbrance, mortgaging or other Transfer of any of the Ownership Interests (as defined below) in such Legal Entity; (iii) if Lessee is a Legal Entity, some or all of whose Ownership Interests are owned by another Legal Entity, the occurrence of any of the events described in the preceding phrase (ii) with respect to such constituent Legal Entity; or (iv) if any other person or entity (except Lessee's authorized representatives, agents,

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contractors, employees, invitees or guests) occupies or uses all or any part of the Premises."

(B)	Paragraph 17.A(2) is deleted in its entirety and replaced with the following text:

“(2) Any assignment or subletting of the Premises to (a) a present or future parent or subsidiary of Lessee, or (b) any person or entity which controls, is controlled by or under the common control with Lessee, or (c) any entity which purchases all or substantially all of the stock or assets of Lessee, or (d) any entity into or with which Lessee is merged, reorganized or consolidated (all such persons or entities described in clauses (a), (b), (c) and (d) being sometimes herein referred to as "Affiliates") shall not be subject to obtaining Lessor's prior consent, Paragraph 17.C below shall not be applicable, and such assignments or subleases or any transaction described in clauses (c) or (d) shall not be deemed a Transfer, provided in all instances that:

(i)any such Affiliate was not formed as a subterfuge to avoid the obligations of Lessee;

(ii)Lessee gives Lessor prior notice of any such assignment or sublease to an Affiliate, except solely for those assignments or subleases in connection with which any applicable law precludes Lessee's delivery to Lessor of prior notice of said assignment or sublease then, in all such instances, Lessee shall deliver to Lessor subsequent notice of said assignment or sublease within ten (10) days following the first (1st) day on which Lessee is permitted by law to deliver notice of such assignment or sublease to Lessor;

(iii)the successor of Lessee shall possess a net worth prior to the completion of the contemplated transfer of this Lease equal to or greater than the net worth of Lessee on the Commencement Date.  The term "net worth" shall mean a tangible net worth (not including goodwill as an asset) computed in accordance with generally accepted accounting principles (excluding goodwill as an asset);

(iv)any such assignment or sublease shall be subject to all of the applicable terms and provisions of this Lease, and such assignee or sublessee (i.e. any such Affiliate), other than in the case of an Affiliate resulting from a merger, reorganization or consolidation, shall assume, in a written document reasonably satisfactory to Lessor and delivered to Lessor upon or prior to the effective date of such assignment or sublease, all the obligations of Lessee under this Lease;

(v)the successor of Lessee shall use the Premises for the use approved in Paragraph 4 above; and

(vi) the successor of Lessee shall not allow a use that has a greater danger of releasing any Hazardous Materials in or about the Premises or the Building than that done by Lessee.”

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(C)	The term “Exempt Transfer” as used in Paragraph 17 is hereby deleted and replaced with the term “Affiliate.”
(D)	Lessor agrees to execute a commercially reasonable non-disclosure agreement if required in connection with a Transfer to an Affiliate.

(E)	No Transfer shall be deemed to have occurred solely by reason of the Ownership Interests of Lessee being traded on any public securities exchange.

(F)

Paragraph 17.F of the Lease is hereby deleted in its entirety, the subsequent paragraphs 17.G, 17.H and 17.I are hereby re-lettered to become Paragraphs 17.F, 17.G and 17.H respectively and references to such paragraphs throughout the Lease shall be deemed changed to reference the correct paragraph.

All other provisions of Paragraph 17 remain unchanged.

5.Option to Extend Term. Paragraph 31.C of the Lease is deleted in its entirety and replaced with the following text:

“C.Assignability of Option.  The Option herein granted to Lessee may be assigned by Lessee to Affiliates described in Paragraph 17 above. Except as otherwise provided in this Paragraph 31.C, the Option herein granted to Lessee is not assignable separate and apart from this Lease and may not be exercised by anyone other than the successors or permitted assigns of Lessee.”

6.Effect of Amendment.  Except as modified herein, the terms and conditions of the Lease shall remain unmodified and continue in full force and effect.  In the event of any conflict between the terms and conditions of the Lease and this Amendment, the terms and conditions of this Amendment shall prevail.

7.Authority.  This Amendment shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, legal representatives, successors and assigns.  Each party hereto and the persons signing below warrant that the person signing below on such party's behalf is authorized to do so and to bind such party to the terms of this Amendment.

//signatures on the following page//

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LESSOR:

JCN PARTNERS,

a California limited partnership

By:JCN Properties, LLC,

a California limited liability company
Its General Partner

By: /s/ John C. Nickel
Name: John C. Nickel
Title: General Partner

LESSEE: AUDENTES THERAPEUTICS, INC, a Delaware corporation By: /s/ Natalie Holles Name: Natalie Holles Title: COO

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EXHIBIT D

ADDITIONAL ALTERATIONS

SPACE PLAN

Exhibit D, Page 1

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